Exhibit 3.3

provectus BIOpharmaceuticals, inc.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES D-1 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

(As Amended by the Certificate of Amendment, dated March 30, 2022, the Certificate of Amendment, dated June 24, 2024, and the Certificate of Amendment, dated January 30, 2026)

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, PROVECTUS BIOPHARMACEUTICALS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 25,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board of Directors”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1. Designation and Number of Shares. One series of Preferred Stock is established and designated as Series D-1 Convertible Preferred Stock, par value $0.001 per share (the “Series D-1 Convertible Preferred Stock”). The number of shares constituting the Series D-1 Convertible Preferred Stock shall be 23,042,900 shares.

2. Definitions. For the purpose of this Certificate of Designation, the following definitions apply:

(a) “Affiliate” means, with respect to any person that directly or indirectly, through one or more intermediaries Controls, or is controlled by, or is under common control with, such person.

(b) “Business Day” means each Monday, Tuesday, Wednesday, Thursday, or Friday on which banking institutions are not authorized or obligated by law, regulation, or executive order to close in New York, New York.

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(c) “Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation (other than by means of conversion or exercise of Series D Preferred), (ii) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, (iii) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (iv) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (v) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

(d) “Commission” means the United States Securities and Exchange Commission.

(e) “Common Stock” means the common stock, par value $0.001 per share, of the Corporation authorized for issuance under the Certificate of Incorporation.

(f) “Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(g) “Conversion Shares” shall have the meaning as set forth in Section 7(a) herein.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Fundamental Transaction” shall have the meaning set forth in Section 9(c).

(j) “Junior Stock” means the Common Stock and each other class or series of the Corporation’s capital stock, whether common, preferred or otherwise, the terms of which do not provide that shares of such class or series rank senior to or on par with the Series D Preferred as to distributions of dividends and distributions upon a Change of Control Transaction or the liquidation, winding-up and dissolution of the Corporation.

(k) “Original Issue Date” means the date of the first issuance of any shares of the Series D-1 Convertible Preferred Stock regardless of the number of transfers of any particular shares of Series D-1 Convertible Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series D-1 Convertible Preferred Stock.

(l) “Original Issue Price” means the original issue price of $2.862 per share of Series D-1 Convertible Preferred Stock, as adjusted pursuant to Section 9.

(m) “Pari Passu Stock” means any class or series of the Corporation’s capital stock, the terms of which provide that shares of such class or series rank on par with the Series D-1 Convertible Preferred Stock, including but not limited to the Series D-1 Convertible Preferred Stock, as to distributions of dividends and distributions upon a Change of Control Transaction or the liquidation, winding-up and dissolution of the Corporation.

(n) “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

(o) “Series D Preferred” means the Series D-1 Convertible Preferred Stock together with the Series D-1 Convertible Preferred Stock.

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(p) “Series D Convertible Preferred Stock” means the Corporation’s Series D Convertible Preferred Stock, par value $0.001 per share.

(q) “Trading Day” means a day on which the principal Trading Market is open for business.

(r) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

3. Rank. The Series D-1 Convertible Preferred Stock shall rank on par to the Series D Convertible Preferred Stock and senior to the Junior Stock as to distributions of assets upon a Change in Control Transaction, the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

4. Dividends. The holders of Series D-1 Convertible Preferred Stock will be entitled to receive dividend payments only when, as and if declared by the Corporation’s Board of Directors or a duly authorized committee of the Corporation’s Board of Directors; provided, however, that the holders of Series D-1 Convertible Preferred Stock shall be entitled to receive dividend payments if the Corporation’s Board of Directors or a duly authorized committee of the Corporation’s Board of Directors, declare and pay a dividend in respect of the Common Stock, or any Junior Stock or Pari Passu Stock, and, provided, further, that such dividend payment may be paid only out of funds legally available for payment of such dividends.

5. Liquidation Rights.

(a) Upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the Corporation shall designate a time period (which shall not be less than ten Business Days) during which the holders of Series D-1 Convertible Preferred Stock may exercise their rights to convert all or a portion of their Series D-1 Convertible Preferred Stock into Common Stock as set forth in Section 7. Each holder of Series D-1 Convertible Preferred Stock that does not exercise its rights to convert shall be entitled to receive out of the assets of the Corporation, for each share of Series D-1 Convertible Preferred Stock, before any distributions are made to holders of any other classes or series of Junior Stock, cash in an amount equal to the Original Issue Price multiplied by either (i) four, if such liquidation occurs within two years of the issuance date of the Series D-1 Convertible Preferred Stock, or (ii) six, if such liquidation occurs from and after two years of the issuance date of the Series D-1 Convertible Preferred Stock, before any payment or distribution shall be made on the Junior Stock. After the payment to the holders of Series D-1 Convertible Preferred Stock of the full preferential amounts set forth above, the holders of Series D-1 Convertible Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation. Shares of Series D-1 Convertible Preferred Stock shall not be entitled to participate in the liquidation as shares of Common Stock without first foregoing the Series D-1 Convertible Preferred Stock liquidation preference. If the assets of the Corporation available for distribution to the holders of Series D Preferred upon any liquidation, dissolution or winding-up of the Corporation are insufficient to pay the full preferential amount to which the holders of Series D Preferred are entitled, then the holders of Series D Preferred shall share in such distribution of assets pro rata in accordance with the amount that would be payable on such distribution if the amounts to which the holders of Series D Preferred were entitled were paid in full.

(b) For purposes of this Section 5, a merger or other corporate reorganization in which the Corporation’s stockholders shall receive cash or securities of another corporation or entity (except in connection with a consolidation or merger in which the holders of voting stock of the Corporation immediately before the consolidation or merger will in the aggregate own more than 50% of the voting shares of the continuing or surviving corporation after the consolidation or merger) or any transaction in which the assets of the Corporation are sold shall be treated as a liquidation for purposed of the liquidation preference contained in this Section 5. Prior to the consummation of such transaction, the Corporation shall designate a time period (which shall not be less than ten Business Days) during which the holders of Series D-1 Convertible Preferred Stock may exercise their rights to convert all or a portion of their Series D-1 Convertible Preferred Stock into Common Stock as set forth in Section 7.

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6. Voting Rights.

(a) Generally. Except as otherwise required by Delaware law or as expressly provided in this Certificate of Designation or the Certificate of Incorporation, the holders of Series D-1 Convertible Preferred Stock shall have voting rights as follows: With respect to any matter on which the holders of Common Stock and Series D Convertible Preferred Stock shall be entitled to vote, the holders of shares of Series D-1 Convertible Preferred Stock shall vote together with the holders of Common Stock and Series D Convertible Preferred Stock, and not as a separate class, and each share of Series D-1 Convertible Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such share of Series D-1 Convertible Preferred Stock.

(b) Certain Actions. In addition to the voting rights described in Section 6(a) above, so long any shares of Series D Preferred are outstanding, the Corporation will not, without the affirmative vote of a majority of the votes entitled to be cast by the holders of outstanding shares of Series D Preferred, voting together as a single class with each share of Series D Convertible Preferred having a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such share of Series D Preferred, amend, alter, or repeal any provision of the Certificate of Incorporation or Bylaws in a manner that is adverse to the relative rights, preferences, qualifications, limitation or restrictions of the Series D Preferred.

7. Optional Conversion by Holder. The Series D-1 Convertible Preferred Stock shall be convertible into Common Stock of the Corporation as follows:

(a) Optional Conversion. Subject to and upon compliance with the provisions of this Section 7, the holder of any shares of Series D-1 Convertible Preferred Stock shall have the right at such holder’s option, at any time or from time to time, to convert each share of Series D-1 Convertible Preferred Stock into ten shares of fully paid and nonassessable shares of Common Stock (the “Conversion Shares”). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series D-1 Convertible Preferred Stock to be converted, the number of shares of Series D-1 Convertible Preferred Stock owned prior to the conversion at issue, the number of shares of Series D-1 Convertible Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series D-1 Convertible Preferred Stock, a holder shall not be required to surrender the certificate(s) representing the shares of Series D-1 Convertible Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series D-1 Convertible Preferred Stock promptly following the Conversion Date at issue. Shares of Series D-1 Convertible Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(b) Mechanics of Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting holder a certificate or certificates representing the Conversion Shares, which shall be free of restrictive legends and trading restrictions on or after the one year anniversary of the Original Issue Date (or such other period as may be provided under Rule 144 under the Securities Act of 1933, as amended, permitting the resale of restricted securities without restriction) (the “Restriction Termination Date”), representing the number of Conversion Shares being acquired upon the conversion of the Series D-1 Convertible Preferred Stock. On or after the Restriction Termination Date, the Corporation shall use its best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section 7 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

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(c) Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable holder by the Share Delivery Date, the holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Corporation shall promptly return to the holder any original Series D-1 Convertible Preferred Stock certificate delivered to the Corporation and the holder shall promptly return to the Corporation the Common Stock certificates issued to such holder pursuant to the rescinded Conversion Notice.

(d) Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Series D-1 Convertible Preferred Stock shall be made without charge to any holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holders of such shares of Series D-1 Convertible Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

(e) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series D-1 Convertible Preferred Stock. As to any fraction of a share which may be issued upon conversion of shares of Series D-1 Convertible Preferred Stock, the Corporation shall round up to the next whole share.

8. Automatic Conversion. On December 31, 2028 ~~the fifth anniversary of the Original Issue Date~~, each outstanding share of Series D-1 Convertible Preferred Stock held by stockholders shall automatically convert into ten Conversion Shares without any further action by the relevant holder of such shares or the Corporation. All Conversion Shares issued hereunder by the Corporation shall be duly and validly issued, fully paid and non-assessable, free, and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof. As promptly as practicable following December 31, 2028 ~~such fifth anniversary of the Original Issue Date~~ (but in any event within ten Business Days thereafter), the Corporation shall send each holder of shares of Series D-1 Convertible Preferred Stock written notice of such event. Upon receipt of such notice, each holder shall surrender to the Corporation the certificate or certificates representing the shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) Business Days thereafter) deliver to the relevant holder a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of Conversion Shares to which such holder shall be entitled upon conversion of the applicable shares.

9. Adjustments.

(a) Adjustment for Stock Splits and Combinations. If at any time or from time to time after the Original Issue Date the Corporation effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series D-1 Convertible Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series D-1 Convertible Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately increased. Any adjustment under this Section 9(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series D-1 Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 9), in any such event each holder of Series D-1 Convertible Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series D-1 Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

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(c) Reorganizations, Mergers or Consolidations. If, at any time while this Series D-1 Convertible Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Series D-1 Convertible Preferred Stock, the holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series D-1 Convertible Preferred Stock is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series D-1 Convertible Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the holders new preferred stock consistent with the foregoing provisions and evidencing the holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 9(c) pursuant to written agreements in form and substance reasonably satisfactory to the holder and approved by the holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Series D-1 Convertible Preferred Stock, deliver to the holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series D-1 Convertible Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series D-1 Convertible Preferred Stock (without regard to any limitations on the conversion of this Series D-1 Convertible Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series D-1 Convertible Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

10. Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series D-1 Convertible Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series D-1 Convertible Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series D-1 Convertible Preferred Stock.

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11. Report or Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or other securities) issuable upon the conversion of shares of Series D-1 Convertible Preferred Stock, the Corporation at its expense will promptly deliver a certificate of the Chief Financial Officer showing in reasonable detail the computation of such adjustment or readjustment in accordance with the terms of this Certificate of Designation. The Corporation shall also cause independent certified public accountants of recognized national standing (which may be the regular auditors of the Corporation) selected by the Corporation to verify such computation and prepare a report setting forth such adjustment or readjustment and showing in detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based. The Corporation will forthwith (and in any event not later than 30 days following the occurrence of the event requiring such adjustment) furnish a copy of each such report to each holder, and will, upon the written request at any time of a holder, furnish to such holder a like report setting forth the Conversion Price at the time in effect and showing how it was calculated. The Corporation will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by each holder or any prospective purchaser of shares of Series D-1 Convertible Preferred Stock designated by the holder thereof.

12. Notices of Corporate Action. In the event of (i) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any consolidation or merger involving the Corporation and any other person or any transfer of all or substantially all the assets of the Corporation to any other person; or (ii) any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation; then the Corporation will deliver to each holder of the Series D-1 Convertible Preferred Stock a notice specifying the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be furnished at least 20 days prior to the date therein specified; provided, however, if such date is prior to a public announcement relating to the events set forth and on such date the Corporation is either bound by an agreement with a third party of confidentiality with respect to the corporate action the subject of this Section 12, or the Corporation’s securities are traded or quoted on any recognized national securities exchange or quotation system, then such notice shall be provided to each holder of the Series D-1 Convertible Preferred Stock simultaneously with the notice provided to the Corporation’s stockholders.

13. Governing Law. All questions concerning the construction, validity, enforcement, and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware) (collectively, the “Delaware Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

14. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under application law.

15. No Other Rights or Preferences. The Series D-1 Convertible Preferred Stock shall have no other rights or preferences other than set forth in this Certificate of Designation.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation on behalf of the Corporation as of the 17th day of June, 2021.

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Heather Raines
Name:	Heather Raines
Title:	Chief Financial Officer

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF
SERIES D-1 CONVERTIBLE PREFERRED STOCK)

The undersigned holder hereby irrevocably elects to convert the number of shares of Series D-1 Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Provectus Biopharmaceuticals, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series D-1 Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation on June 17, 2021.

Conversion Calculations:

Date to Effect Conversion: ________________________________________________________
Number of shares of Series D-1 Convertible Preferred Stock owned prior to Conversion: __________________
Number of shares of Series D-1 Convertible Preferred Stock to be Converted: ___________________________
Number of Conversion Shares to be Issued: ______________________________________
Number of shares of Series D-1 Convertible Preferred Stock subsequent to Conversion: ____________________

Address for delivery of physical certificates: __________________________________________
or for DWAC Delivery:
DWAC Instructions:
Broker no: _____________________________________________________________________
Account no: ____________________________________________________________________

[HOLDER]

By:
Name:
Title:
Date:

Annex A